EISNERAMPER
ACCOUNTANTS & ADVISORS

EisnerAmper LLP
750 Third Avenue
New York, NY 10017-2703
T 212.949.8700
F 212.891.4100

www.eisneramper.com

May 7, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of NewLead Holdings Ltd. (the "Company") as of and for the years ended December 31, 2013, 2012 and 2011. On March 10, 2014, we were dismissed with respect to our engagement as the Company's independent registered public accounting firm for the years ended December 31, 2013 and 2012. EisnerAmper continues to serve as the Company's independent registered public accounting firm for the Company's year ended December 31, 2011. We have read the Company's statement included under item 16F of its Annual Report on Form 20-F for the fiscal year ended December 31, 2013 and we agree with such statements.

Very truly yours,

EisnerAmper LLP

New York, New York